Exhibit 10.1
Capital One Financial Corporation
Executive Officer Cash Severance Policy
Effective Date: March 1, 2026

Following the Effective Date, Capital One Financial Corporation (the “Company”) will not enter into any new employment agreement, severance agreement, or separation agreement with any Executive Officer (defined below), or establish any new severance plan or policy covering any Executive Officer (such agreement, arrangement, plan or policy, a “Severance Arrangement”), in each case that provides for Cash Severance Benefits (defined below) exceeding 2.99 times the sum of the Executive Officer’s Base Salary (defined below) plus Target Bonus (defined below), without seeking stockholder ratification of such Severance Arrangement.

The Board of Directors (the “Board”) of the Company delegates to the Compensation Committee of the Board (the “Committee”) exclusive authority to make determinations regarding the interpretation and application of the provisions of this executive officer cash severance policy (the “Policy”), in its sole discretion, including, without limitation, the determination of the value of any non-cash items, as well as the estimated present value of any periodic payments of cash following the date of such senior executive’s termination of employment. Such determinations shall be conclusive and binding on all persons.

If the Board or the Committee determines that it would be in the best interest of stockholders to enter into a Severance Arrangement that would require seeking stockholder ratification of such Severance Arrangement, the Company may seek stockholder approval of such Severance Arrangement after the material terms have been agreed upon but the payment of any benefits in excess of the foregoing limits will be contingent upon such stockholder approval.

The Board shall also have the right to amend, waive or cancel this Policy at any time if it determines in its sole discretion that such action would be in the best interests of the Company, provided that any such action shall be promptly disclosed.

For purposes of this Policy:

“Accrued Benefits” means compensation and benefits earned, accrued or otherwise provided for employment services rendered through the date of termination of employment (e.g., pro rata bonus, accrued vacation, accrued retirement benefits, etc.) or any post-termination benefits provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Executive Officers (e.g., retiree medical). In that regard, “Accrued Benefits” includes any sign-on bonus paid to an executive intended to attract the Executive Officer to the Company (whether payable in the form of cash or property, such as shares of the Company’s common stock), regardless of whether there is any potential repayment obligation related to such sign-on bonus.

“Base Salary” means the amount an Executive Officer is entitled to receive as wages or salary on an annualized basis, including any base salary that is subject to deferral but excluding all bonus, overtime, and incentive compensation, payable by the Company (including its subsidiaries) as consideration for the Executive Officer’s services, provided that following a Change of Control, “Base Salary” means the higher of (x) the Executive Officer’s Base Salary as in effect immediately prior to the Change of Control and (y) the Executive Officer’s highest Base Salary in effect at any time thereafter. Notwithstanding the foregoing, "Base Salary", for purposes of this Policy, for the Company’s Chief Executive Officer (“CEO”) shall be defined as the most recent notional salary approved by the Committee, as disclosed in the Company’s most recent annual meeting proxy statement or other public disclosure by the Company before the CEO’s termination of employment.

“Cash Severance Benefits” means cash payments: (i) in respect of the termination of the Executive Officer’s employment; or (ii) to offset any tax liability in respect of any of the foregoing.

For the avoidance of doubt, “Cash Severance Benefits” do not include (a) the vesting, acceleration, settlement, payment (in any form of consideration permitted by the applicable award agreement) or other handling of equity or equity-based awards granted or purchased under stockholder-approved plans or inducement plans, including, without limitation, awards granted under the Capital One Financial Corporation 2004 Stock Incentive Plan, as amended or any successor plan thereto (the “2004 Plan”) or the Legacy Discover 2023 Omnibus Incentive Plan, (b) payment of deferred compensation, earned retirement benefits or other vested employee benefits, in each case consistent with the Company’s normal practices, provided under the Company’s retirement or employee benefit plans, (c) the provision of perquisites, insurance, disability, health and welfare plan coverage and other non-cash benefits generally available to similarly-situated employees, including, without limitation, any cash payments provided to cover the cost of obtaining continued health care benefits under the Company's health care benefits program pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA), (d) any interest required to be paid pursuant to the terms of any Company plan or policy between the termination date and the payment date, (e) any unpaid bonus for any previously completed performance or service period pursuant to the terms of any Company plan, policy, or agreement, (f) Accrued Benefits, (g) amounts paid for services following termination of employment for a reasonable consulting agreement for a period not to exceed one year, (h) amounts paid to secure an agreement not to compete with the Company, and (i) any payment that the Board determines in good faith to be a reasonable settlement of any claim made against the Company or any of its subsidiaries.

“Change of Control” shall have the meaning set forth in the 2004 Plan, as amended from time to time or any successor plan in effect as of the date of the Executive Officer’s termination of employment.

“Executive Officer” means an executive officer of the Company whose compensation is reported in an annual proxy statement of the Company furnished to the stockholders of the Company after the Effective Date.

“Target Bonus” means the Executive Officer’s target bonus under the Company’s annual cash incentive program applicable to the Executive Officer for the year of termination, provided that if no target bonus has been established for such year under such plan, Target Bonus means the Executive Officer’s target bonus for the year immediately preceding the year of termination, provided further that following a Change of Control, “Target Bonus” means the higher of (x) the Participant’s Target Bonus immediately prior to the Change of Control, provided that if no Target Bonus has been established for such year under such plan, the year immediately preceding the year in which the Change of Control occurs or (y) the Executive Officer’s highest Target Bonus in effect at any time after the Change of Control. Notwithstanding the foregoing, “Target Bonus” for purposes of this Policy for the Company’s CEO shall be defined as the most recent deferred cash bonus approved by the Committee, as disclosed in the Company’s most recent annual meeting proxy statement or other public disclosure by the Company before the CEO’s termination of employment.